Exhibit 10.22

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation is as follows:

Name	Base Salary	Target Fiscal 2013 Bonus (Percentage of Salary)
William J. Bolt	$277,655	55%
Andrew J. Greenfield	$244,149	50%
Michael G. Howley	$278,409	60%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary is $506,927 and his target bonus for fiscal 2013 is 120% of salary. We have an offer letter with our Chief Financial Officer, Robert L. Bowen, which sets forth the terms of his employment. Mr. Bowen’s current salary is $310,767 and his target bonus for fiscal 2013 is 50% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary is $333,506 and his target bonus for fiscal 2013 is 65% of salary.